Exhibit 99.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ASHFORD TRS YOUNTVILLE LLC,

a Delaware limited liability company

ASHFORD INC.,

a Delaware corporation

and

ASHFORD HOSPITALITY ADVISORS LLC,

a Delaware limited liability company

i

List of Schedules

Schedule A – List of FF&E

Schedule B – Form of Personal Property Lease Agreement

Schedule C – Form of Registration Rights Agreement

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of July 1, 2015, is entered into by and between ASHFORD TRS YOUNTVILLE LLC, a Delaware limited liability company (“Ashford TRS”, and also referred to herein as “Seller”), ASHFORD INC., a Delaware corporation (“Ashford Inc.”) and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company (“Ashford LLC” and, together with Ashford Inc., referred to herein as “Purchasers”).

WHEREAS, pursuant to the Third Amended and Restated Advisory Agreement dated as of June 10, 2015 by and between Ashford Hospitality Prime, Inc. (“Ashford Prime”), Ashford Hospitality Prime Limited Partnership, Ashford Prime TRS Corporation, Ashford Inc. and Ashford LLC, Ashford Inc. and Ashford LLC have agreed, from time to time, to contribute to a to-be-specified taxable REIT subsidiary of Ashford Prime or other affiliate of Ashford Prime, mutually agreed upon consideration to facilitate the acquisition of one or more properties by Ashford Prime if the independent board members of each of Ashford Prime and the Advisor have determined that without such consideration, the acquisition of such property would be uneconomic to Ashford Prime;

WHEREAS, on April 30, 2015, the independent board members of each of Ashford Prime, Ashford Inc. and Ashford LLC determined that the acquisition of the property associated with Bardessono Hotel and Spa located at 6526 Yount Street, Yountville, California 94599 (“Bardessono”) would be uneconomic to Ashford Prime without additional incentives; and

WHEREAS, Ashford Inc. and Ashford LLC desire to purchase certain furniture, fixture and equipment associated with Bardessono owned by Ashford TRS for a purchase price of $2,000,000.00 with consideration of a combination of cash and shares of common stock of Ashford Inc., par value $0.01 per share (the “Common Stock”), upon the terms and conditions set forth herein, and then shall lease such furniture, fixture and equipment to Ashford TRS rent free for a period not to exceed 75% of the economic useful life of such furniture, fixture and equipment pursuant to a certain lease agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and other terms and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchasers agree as follows:

ARTICLE I
 SALE AND PURCHASE OF ASSETS

Section 1.1                             Sale and Purchase of Assets.  Upon and subject to the terms and conditions contained in this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, set over and transfer, absolutely and unconditionally, to Purchasers, and Purchasers shall accept such assignment by Seller, all of Seller’s right, title and interest in and to certain furniture, fixture and equipment associated with Bardessono set forth on a certain schedule, the form of which is attached hereto as Schedule A (the “FF&E”), in each case, free and clear of all Encumbrances except as set forth in Section 4.4, in exchange for the consideration set forth in

Section 1.2. Prior to the Closing, Seller and Purchasers shall agree on the items to be listed on Schedule A.  After the Closing, upon mutual agreement by Seller and Purchasers, additional furniture, fixture or equipment can be added and existing furniture, fixture or equipment can be removed from Schedule A hereto by an amendment to Schedule A executed by both parties.

Section 1.2                             Consideration.  At the Closing, and subject to the terms and conditions set forth herein, as consideration for the sale by Seller of the FF&E, Purchasers agree to pay to Seller consideration consisting of: (a) 19,897 shares of the Common Stock, as having a value equal to $1,793,515.58 (the “Consideration Shares”); and (b) $206,484.42 in cash (the “Cash Consideration” and, together with the Consideration Shares, the “Total Consideration”).  At the Closing, Purchasers shall pay the Cash Consideration and shall issue and deliver to Seller a certificate representing the Consideration Shares with the legend set forth in Section 4.7.

Section 1.3                             Lease. Immediately after the Closing, Seller and Purchasers shall enter into a lease agreement, the form of which is attached hereto as Schedule B (the “Lease Agreement”), pursuant to which Purchasers shall lease the purchased FF&E to Seller, subject to the terms and conditions set forth in the Lease Agreement.

Section 1.4                             Further Action.  If, at any time after the date on which the Closing occurs (the “Closing Date”), Purchasers shall determine or be advised that any deeds, bills of sale, assignments, certificates, affidavits, consents, assurances or other actions or items are necessary or desirable to vest, perfect or confirm of record or otherwise transfer the right, title or interest in or to the FF&E sold by Seller to Purchasers, Seller shall execute and deliver all such deeds, bills of sale, assignments, certificates, affidavits, consents, and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the FF&E or otherwise to carry out this Agreement; provided, that Seller shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on Seller that are material in nature and are not contemplated by this Agreement or reasonably inferable by the terms hereof.

ARTICLE II
 CLOSING PROCEDURES

Section 2.1                             Conditions to Closing.

(a)                                 Conditions to Each Party’s Obligations.  The obligation of each party to effect the sale contemplated by this Agreement at the Closing is subject to the satisfaction or written waiver of the following condition:

(i)                                     (i) Seller and Purchasers shall have agreed on the content of Schedule A hereto.

(b)                                 Conditions to Obligations of the Purchasers.  The obligations of Purchases are further subject to the satisfaction of the following conditions (any of which may be waived in writing by Purchasers in whole or in part):

(i)                                     Except as would not have a material adverse effect on the business of Purchasers or the FF&E, the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).

(ii)                                  Seller shall have executed and delivered each of the closing documents identified in Section 2.2(a) to Purchasers, along with any other agreements or instruments reasonably necessary to consummate the transfer of the FF&E to Purchasers (collectively, the “Seller Closing Documents”).

(c)                                  Conditions to the Obligations of Seller.  The obligations of Seller are further subject to the satisfaction of the following conditions (any of which may be waived in writing by Seller in whole or in part):

(i)                                     Except as would not have a material adverse effect on the business of Seller, the representations and warranties of Purchasers contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).

(ii)                                  Purchasers shall have executed and delivered each of the closing documents identified in Section 2.2(b) to Seller, along with any other agreements or instruments reasonably necessary to consummate the transfer of the FF&E to Seller (collectively, the “Purchasers Closing Documents”).

(iii)                               Ashford Inc. shall have maintained its status as a company whose Common Stock is quoted on the NYSE MKT and no reason shall exist as to why such status shall not continue immediately following the Closing.

Section 2.2                             Documents to be Delivered at Closing.

(a)                                 Seller Closing Documents.  On the Closing Date, Seller shall execute, acknowledge where deemed desirable or necessary by Purchasers, and deliver to Purchasers, in addition to any other documents mentioned elsewhere herein, the following Seller Closing Documents:

(i)                                     A closing certificate which shall be in a form satisfactory to Purchasers and which shall reaffirm (subject to Section 2.1(b)(i)) the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by Seller in Articles IV and V hereof;

(ii)                                  A Registration Rights Agreement in the form of Schedule C attached hereto (the “Registration Rights Agreement”), executed by Seller, pursuant to which, among other things, Ashford Inc. shall agree (a) to file not later than 120 days following the Closing, a resale shelf registration statement (the “Registration Statement”) covering the Consideration Shares issued pursuant to this Agreement, with the Securities and Exchange Commission, and (b) to use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as reasonably practicable after the filing thereof; and

(iii)                               Any other documents reasonably necessary to assign, transfer and convey the FF&E to Purchaser and effectuate the transactions contemplated hereby.

(b)                                 Purchasers Closing Documents.  On the Closing Date, Purchasers shall execute, acknowledge where deemed desirable or necessary by Seller, and deliver to Seller (or cause to be executed, acknowledged or delivered) in addition to any other documents mentioned elsewhere herein, the following Purchasers Closing Documents:

(i)                                     A closing certificate which shall be in a form satisfactory to Seller and which shall reaffirm (subject to Section 2.1(c)(i)) the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by Purchaser in Articles III and V hereof;

(ii)                                  A certificate representing the Consideration Shares or other evidence of the issuance thereof;

(iii)                               the Registration Rights Agreement executed by Ashford Inc.; and

(iv)                              Any other documents reasonably necessary to assign, transfer and convey the Total Consideration to Seller and effectuate the transactions contemplated hereby.

Section 2.3                             Time and Place of Closing. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated herein (the “Closing”) shall take place at 10:00 a.m., central time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Section 2.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and shall be held at the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75204 or at such other time and place as may be mutually agreed upon by the parties hereto.

Section 2.4                             Effect of Termination.  In the event of termination of this Agreement for any reason, all obligations on the part of all parties to this Agreement shall terminate, except as otherwise provided herein.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchasers hereby make to Seller each of the representations and warranties set forth in this Article III.

Section 3.1                             Organization of Purchasers.  Each Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of each such entity’s organization, and is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary or desirable.

Section 3.2                             Authority.  Each Purchaser has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Agreement, including without limitation, the Purchasers Closing Documents; and (ii) carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by Purchasers pursuant to this Agreement constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of Purchasers, each enforceable in accordance with its respective terms.

Section 3.3                             Noncontravention.  The execution, delivery and performance of this Agreement and each such agreement, document and instrument by Purchasers: (A) does not and will not violate the organizational documents of each Purchaser; (B) does not and will not violate any foreign, federal, state, local or other law applicable to each Purchaser, or require any Purchaser to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made (or will not have been obtained or made on or before the Closing) or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any Purchaser is a party or by which the property of any Purchaser is bound or affected, in the case of each of (A), (B) and (C), in any manner that challenges or would reasonably be expected to impair the ability of any Purchaser to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.4                             Litigation.  There is no action, suit or proceeding pending or, to the knowledge of each Purchaser, threatened against such Purchaser, that challenges or would reasonably be expected to impair the ability of such Purchaser to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.5                             Shares Validly Issued.  When issued in compliance with the provisions of this Agreement, the Consideration Shares will be validly issued, fully paid and nonassessable, and will be free of any Encumbrances; provided, however, that the Consideration Shares will be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws.

Section 3.6                             No Other Representations and Warranties.  Other than the representations and warranties expressly set forth in this Article III, Purchasers shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchasers to enter into Agreement and to consummate the transactions contemplated hereby, Seller hereby makes to Purchasers each of the representations and warranties set forth in this Article IV.

Section 4.1                             Organization of Seller.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of such entity’s organization, and is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary or desirable.

Section 4.2                             Authorization of Transaction.  Seller has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement, including, without limitation, the Seller Closing Documents; (ii) carry out the transactions contemplated hereby and thereby; and (iii) transfer, sell and deliver the FF&E to Purchasers upon payment therefor in accordance with this Agreement.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, each enforceable in accordance with its respective terms.

Section 4.3                             Noncontravention.  The execution, delivery and performance of this Agreement and each additional agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement, including, without limitation, the Seller Closing Documents: (A) does not and will not violate the organizational documents of Seller; (B) does not and will not violate any foreign, federal, state, local or other law applicable to Seller, or require Seller to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which the property of Seller is bound or affected, or result in the creation of any Encumbrance on the FF&E of Seller.

Section 4.4                             No Encumbrances.  As of the Closing Date, Seller will be the owner of the FF&E, free and clear of any restrictions on transfer, pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, security interests of any kind or nature, option, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”), and as of the Closing Date, will have the full power and authority to convey the FF&E free and clear of any Encumbrances, and upon receipt by Seller of the Total Consideration as herein provided, Purchasers will acquire good and valid title thereto, free and clear of all Encumbrances.

Section 4.5                             No Other Agreements to Sell.  Seller represents that it has made no agreement with, and will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other Person or firm to sell, transfer or in any way encumber the FF&E or to not sell the FF&E, or to enter into any agreement with respect to a sale, transfer or Encumbrance of or put or call right with respect to the FF&E.

Section 4.6                             Litigation.  There is no action, suit, or proceeding pending or, to the knowledge of Seller, threatened against Seller which challenges or impairs the ability of Seller to execute or deliver, or materially perform its obligations under this Agreement or to consummate the transactions hereby.

Section 4.7                             Securities Laws Matters.

(a)                                 Seller is an accredited investor and has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement or has relied for advice on a qualified purchase representative as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

(b)                                 Seller has been given access to information requested by Seller regarding Purchasers, including the opportunity to ask questions of and receive answers from the officers of Purchasers concerning the present and proposed activities of Purchasers and to obtain the information which Seller deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and Seller has made its own independent investigation of Purchasers and the merits and risks of the transactions contemplated by this Agreement.

(c)                                  Seller is acquiring the Common Stock comprising the Consideration Shares for its own account, for investment purposes, and not with a view to resale or for distribution of all or any portion of the Common Stock comprising the Consideration Shares.

(d)                                 Seller understands that the Common Stock comprising the Consideration Shares has not been, and will not be, registered under the Securities Act or under any state securities laws as of the Closing and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and that the certificates representing the Common Stock comprising the Consideration Shares will bear a legend in substantially the following form, as well as any other legend that may be required by applicable law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE (THE “STATE LAWS”), BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS THEREFROM.  NO TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE

REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPROPRIATE STATE LAWS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE SUCH REGISTRATION.

(e)                                  Seller has been given access to information requested by Seller and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Common Stock comprising the Consideration Shares.

(f)                                   Seller has not been offered the Common Stock comprising the Consideration Shares by any form of general advertising or general solicitation.

(g)                                  Seller is able to bear the economic risk and lack of liquidity inherent in holding the Common Stock comprising the Consideration Shares.

Section 4.8                             No Other Representations and Warranties.  Other than the representations and warranties expressly set forth in this Article IV or in Seller Closing Documents, Seller shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
 COVENANTS

Section 5.1                                   Covenants of Seller.  From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the Lease Agreement or the other agreements, documents and instruments contemplated hereby, Seller shall use commercially reasonable efforts to conduct its business and operate and maintain the FF&E in the ordinary course of business consistent with past practice.  From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the Lease Agreement or other agreements, documents and instruments contemplated hereby or thereby, Seller shall not, without the consent of each Purchaser:

(a)                                 sell, transfer or otherwise dispose of all or any portion of the FF&E;

(b)                                 mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of the FF&E; or

(c)                                  authorize, commit or agree to take any of the foregoing actions.

ARTICLE VI
 TAX MATTERS

Section 6.1                             Transfer Taxes Indemnity.  All sales, use and transfer taxes, bulk transfer taxes, deed taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”), shall be paid by Seller.  Purchasers and Seller shall cooperate in filing all necessary Tax Returns under applicable law with respect to Transfer Taxes.

ARTICLE VII
 GENERAL PROVISIONS

Section 7.1                             Additional Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)                                 “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas.

(c)                                  “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(d)                                 “Taxes” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to tax with respect thereto.

(e)                                  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 7.2                             Amendment.  Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 7.3                             Entire Agreement; Counterparts; Applicable Law.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas without giving effect to the conflict of law provisions thereof.

Section 7.4                             Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

Section 7.5                             Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 7.6                             Third Party Beneficiary.  No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, director, officer or employee of any party hereto or any other Person.

Section 7.7                             Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by a party to effect such replacement.

Section 7.8                             Equitable Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Texas (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.9                             Attorneys’ Fees.  In connection with any litigation or a court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and legal assistants’ fees and costs whether incurred prior to trial, at trial or on appeal.

Section 7.10                      Notices.  Any notice or demand which must or may be given under this Agreement or by law shall, except as otherwise provided, shall be in writing and shall be deemed to have been given (i) five (5) Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, email of pdf, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) Business Day following sending by overnight delivery via a national courier service and, if each case, addressed to a party at the following address for such party.

(a) in the case of a notice to Purchasers, at the following address and telecopy number:

Ashford Inc.

Ashford Hospitality Advisors LLC

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

Attention: Chief Operating Officer

Phone: (972) 496-9600

Fax: (972) 490-9605

(b) in the case of a notice to Seller, at the following address and telecopy number:

Ashford TRS Yountville LLC

c/o Ashford Hospitality Prime, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

Phone: (972) 490-9600

Fax: (972) 490-9605

(c) in each case, with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200Houston, Texas 77002

Attention: George Vlahakos

Phone: (713) 220-4351
Fax: (713) 238-7121

Section 7.11                      Computation of Time.  Any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full Business Day.  All times are Central Standard Time.

Section 7.12                      Survival.  It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of Seller and Purchaser set forth in this Agreement shall survive the consummation of the transactions contemplated hereby.

Section 7.13                      Time of the Essence.  Time is of the essence with respect to all obligations of Seller and Purchaser under this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the Agreement to be duly executed on its behalf, as of the date first above written.

SELLER:

ASHFORD TRS YOUNTVILLE LLC

By:	/s/ David Brooks

Name: David Brooks

Title: Vice President

PURCHASERS:

ASHFORD INC.

By:	/s/ David Brooks

Name: David Brooks

Title: Chief Operating Officer and General Counsel

ASHFORD HOSPITALITY ADVISORS LLC

By:	/s/ David Brooks

Name: David Brooks

Title: Chief Operating Officer and General Counsel

[Signature Page to the Asset Purchase Agreement (Bardessono)]